Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Eric Schippers
610-373-2400

PENN NATIONAL GAMING’S CHIEF FINANCIAL OFFICER, WILLIAM J. FAIR, ANNOUNCES PLANS TO STEP DOWN

WYOMISSING, Pa. (September 26, 2019) – Penn National Gaming, Inc. (Nasdaq: PENN) (“Penn National” or the “Company”) announced today that William J. (“BJ”) Fair, will be stepping down as Executive Vice President and Chief Financial Officer (“CFO”) at the conclusion of his current employment contract term, which expires March 31, 2020.

Mr. Fair, who has served in his current role as CFO since 2017, joined Penn National in 2014 as Senior Vice President and Chief Development Officer. Mr. Fair has agreed to stay with the Company through the end of the first quarter 2020, which will allow time for the Company to conduct a formal search for his successor and ensure a seamless transition of his responsibilities.

Penn National’s Chief Executive Officer, Timothy Wilmott, commented, “We want to express our sincere gratitude to BJ for his many contributions to Penn National’s success during what has been a transformational period for our Company. Over the last five years, BJ has played a significant role in overseeing and structuring the financing strategies for our major growth initiatives, which include our recently completed acquisition of Pinnacle Entertainment, the ongoing development of our two new Pennsylvania properties, and the launch of our sports betting and iGaming platforms. In addition, during BJ’s tenure, he oversaw the construction of Plainridge Park Casino and helped lead our efforts to acquire Tropicana Las Vegas, Margaritaville Resort, and most recently Greektown Casino. On behalf of the Board of Directors and everyone at Penn National, we wish BJ the very best in his future endeavors and thank him for ensuring that his transition will be managed seamlessly and efficiently.”

“I am proud of the significant milestones achieved during my time at Penn National and have thoroughly enjoyed being part of the best team in the gaming industry,” said BJ Fair. “This was a very difficult decision, but the timing was right in terms of my expiring contract, and it enables me to focus on some recent personal family issues,” according to Mr. Fair. “I look forward to working with my successor to facilitate a smooth handover and remain confident in Penn National’s continued success.”

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 41 facilities in 19 jurisdictions. In total, Penn National Gaming’s facilities feature approximately 50,500 gaming machines, 1,300 table games and 8,800 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. These forward-looking statements, including statements about the Company’s ability to appoint a new Chief Financial Officer by March 31, 2020, are subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Meaningful factors that could cause actual results to differ from expectations include it may take a longer period of time for the Company to conduct a search for a new Chief Financial Officer than anticipated and such other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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